EXHIBIT 99.2

LITHIA MOTORS COMPLETES NEW $200 MILLION CREDIT AGREEMENT

MEDFORD, OREGON October 3, 2011 – Lithia Motors, Inc. (NYSE: LAD) announced today that it has completed a new $200 million three-year revolving syndicated credit facility that will expire in October 2014.

The revolving facility will provide $100 million for new vehicle inventory floorplan financing and $100 million for general corporate purposes including working capital and acquisitions. Participants in the facility are US Bank, N.A. and JPMorgan Chase Bank, N.A. The syndication was arranged through US Bank, who serves as agent to the facility.

Commenting on the transaction, Chris Holzshu, Senior Vice President and Chief Financial Officer, said, “The new revolving facility expands our partnership with two of the nation’s strongest banks and is a testament to our deep and meaningful relationship with them.”

Under the terms of the new agreement, Lithia notes that based on current borrowing levels pretax floorplan interest expense will be reduced by approximately $250,000 per quarter.

About Lithia

Lithia Motors, Inc. is the ninth largest automotive retailer in the United States. Lithia sells 27 brands of new and all brands of used vehicles at 86 stores, which are located in 12 states. Lithia also sells used vehicles; arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations.

For additional information on Lithia Motors, contact John North, VP Finance and Controller at (541) 618-5748.

Sites

www.lithia.com

www.lithiacareers.com

www.assuredservice.com

Lithia Motors on Facebook

http://www.facebook.com/LithiaMotors

Lithia Motors on Twitter

http://twitter.com/lithiamotors

Source: Lithia Motors, Inc.